                                                      --------------------------
                            UNITED STATES                    OMB APPROVAL
                  SECURITIES AND EXCHANGE COMMISSION  --------------------------
                                                        OMB Number: 3235-0145
                       WASHINGTON, D.C. 20549         --------------------------
                                                      Expires: December 31, 2005
                                                      --------------------------
                                                      Estimated average burden
                             SCHEDULE 13G             hours per response...11
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              UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.  )*


                              APTIMUS, INC.
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                            (Name of Issuer)

                              Common Stock
--------------------------------------------------------------------------------
                     (Title of Class of Securities)

                             US 03833V1089
            --------------------------------------------------------
                             (CUSIP Number)

                            December 31, 2002
--------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   /x/       Rule 13d-1(b)

   / /       Rule 13d-1(c)

   / /       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. US 03833V1089
         --------------


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  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Harvey Houtkin

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  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
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  3. SEC Use Only



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  4. Citizenship or Place of Organization

     United States

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Number of Shares           5. Sole Voting Power
Beneficially Owned by         379,182
Each Reporting Person
With:                      ----------------------------------------------------
                           6. Shared Voting Power
                              163,282

                           ----------------------------------------------------
                           7. Sole Dispositive Power
                              379,182

                           ----------------------------------------------------
                           8. Shared Dispositive Power
                              163,282

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 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    542,464

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10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


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11. Percent of Class Represented by Amount in Row (9)

    13.3%

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12. Type of Reporting Person (See Instructions)

    IN

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ITEM 1.
     (a)   Name of Issuer

           Aptimus, Inc.

           --------------------------------------------------------------------
     (b)   Address of Issuer's Principal Executive Offices

           95 South Jackson Street
           Suite 300
           Seattle, WA 98104

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ITEM 2.
     (a)   Name of Person Filing

           Harvey Houtkin

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     (b)   Address of Principal Business Office or, if none, Residence

           160 Summit Avenue, Montvale, NJ 07645

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     (c)   Citizenship

           United States

           --------------------------------------------------------------------
     (d)   Title of Class of Securities

           Common Stock

           --------------------------------------------------------------------
     (e)   CUSIP Number

           US03833V1089

           --------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o)

           (b)  / / Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c)

           (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

           (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

           (e) / / An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)

           (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F)

           (g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G)

           (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

           (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

           (j)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:
               542,464
           --------------------------------------------------------------------
          (b)  Percent of Class:
               13.3%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote
                        379,182
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote
                        163,282(1)
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of
                        379,182
                  -------------------------------------------------------------
                  (iv) Shared power to dispose or to direct the disposition of 162,282(1)
                  -------------------------------------------------------------


(1) 109,282 of such shares are owned by Domestic Securities, Inc., a broker/dealer, and held in the firm's trading account, and Mr. Houtkin exercises authority over 18,000 shares owned by each of his sons, Stuart, Brad and Michael Houtkin.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.



ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP



ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

ITEM 10.  CERTIFICATION

     (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 June 9, 2003
                                     -----------------------------------------
                                                     Date

                                               /s/ Harvey Houtkin
                                     -----------------------------------------
                                                   Signature

                                                 Harvey Houtkin
                                     -----------------------------------------
                                                   Name/Title


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.
SEE Section 240.13d-7 for other parties for whom copies are to be sent.


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
           FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)